Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record Fourth Quarter Results,
Introduces 2022 Outlook and Announces New $1 Billion Share Repurchase Program

STAMFORD, Conn. – January 26, 2022 – United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter 2021 and reported its full year results on Form 10-K1. The company also announced a new $1 billion share repurchase program.
Fourth Quarter 2021 Highlights
•Total revenue of $2.776 billion, including rental revenue2 of $2.312 billion.
•Fleet productivity3 increased 10.3% year-over-year.
•Net income of $481 million, at a margin4 of 17.3%. GAAP diluted earnings per share of $6.61, and adjusted EPS4 of $7.39.
•Adjusted EBITDA4 of $1.309 billion, at a margin4 of 47.2%.
•Full year net cash from operating activities of $3.689 billion; free cash flow5 of $1.514 billion, including gross rental capital spending of $2.998 billion.
•Year-end net leverage ratio6 of 2.2x, with total liquidity6 of $2.851 billion.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “Our strong fourth quarter, which included record revenue, adjusted EBITDA and operating earnings, completes a year of significant achievements and provides solid momentum as we enter the new year. Our team provided exceptional customer service, which supported better than expected organic growth in 2021, and successfully integrated over $1.4 billion of acquisitions while maintaining their focus on operating safely and managing costs.”

Flannery continued, “Our 2022 guidance reflects the optimism of our customers, as well as our confidence in leveraging our competitive advantages over the longer term. Our larger, more diverse value proposition should both benefit the top line and strengthen our levers for delivering strong margins, cash generation and returns in this new upcycle.”

_______________
1.A discussion of the company’s full year 2021 results of operations is included in its Annual Report on Form 10-K filed with the SEC.
2.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
3.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. See the table below for more information.
4.Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures. Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
5.Free cash flow is a non-GAAP measure as defined in the table below. See the table below for a reconciliation to the most comparable GAAP measure.
6.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2022 Outlook

The company provided the following outlook for 2022.

	2022 Outlook	2021 Actual
Total revenue	$10.65 billion to $11.05 billion	$9.716 billion
Adjusted EBITDA[7]	$4.95 billion to $5.15 billion	$4.414 billion
Net rental capital expenditures after gross purchases	$1.85 billion to $2.05 billion, after gross purchases of $2.9 billion to $3.1 billion	$2.030 billion net, $2.998 billion gross
Net cash provided by operating activities	$3.5 billion to $3.9 billion	$3.689 billion
Free cash flow (excluding merger and restructuring related payments, such payments were $13 million in 2021)	$1.5 billion to $1.7 billion	$1.527 billion
Summary of Fourth Quarter 2021 Financial Results
•Rental revenue for the quarter was $2.312 billion, reflecting an increase of 24.7% year-over-year. The increase reflects the continuing recovery of activity broadly across the end-markets served by the company relative to the impact of COVID-19 in the fourth quarter of 2020. Fleet productivity increased 10.3% year-over-year, in large part due to better fleet absorption.
•Used equipment sales in the quarter increased 17.8% year-over-year. These sales generated $324 million of proceeds at a GAAP gross margin of 49.4% and an adjusted gross margin8 of 52.2%; this compares with $275 million at a GAAP gross margin of 37.1% and an adjusted gross margin of 42.5% for the same period last year. The gross margin increases were primarily due to stronger pricing, which rose sequentially for the fifth consecutive quarter. Used equipment proceeds in the quarter were 60.4% of original equipment cost ("OEC").
•Net income for the quarter increased 62% year-over-year to $481 million, while net income margin increased 430 basis points to 17.3%, primarily reflecting improved gross margins from rental revenue and used equipment sales. The increase also included the impact of lower non-rental depreciation and amortization as a percentage of revenue, and lower net interest expense, which reflected a reduction in the average cost of debt and the impact of a debt redemption loss recorded in the fourth quarter of 2020. The effect of these items was partially offset by higher income tax expense. Income tax expense increased $73 million, or 81%, and the effective income tax rate of 25.3% reflects a year-over-year increase of 200 basis points.
•Adjusted EBITDA for the quarter increased 26.2% year-over-year to $1.309 billion, while adjusted EBITDA margin increased 170 basis points to 47.2%. The increase in adjusted EBITDA margin primarily reflected improved gross margins from rental revenue and used equipment sales, and a larger proportion of revenue from higher margin (excluding depreciation) rental revenue, partially offset by higher bonus and travel and entertainment expenses within selling, general and administrative ("SG&A") expense.

_______________
7.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
8.Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold, as explained further in the tables below.

•General rentals segment had an increase of 18.6% year-over-year in rental revenue to $1.699 billion for the quarter. Rental gross margin increased by 220 basis points to 40.2%, primarily due to reductions in depreciation, labor and repair expenses as a percentage of revenue.
•Specialty rentals segment rental revenue increased 45.3% year-over-year, including the impact of the recent acquisition of General Finance Corporation (“General Finance”), to $613 million for the quarter. On a pro forma basis, including the standalone, pre-acquisition revenues of General Finance, Specialty rental revenue increased 28%. Rental gross margin increased by 70 basis points to 45.2%, due primarily to reductions in depreciation and labor expenses as a percentage of revenue, partially offset by a higher proportion of revenue from certain lower margin ancillary fees in 2021.
•Cash flow from operating activities increased 38.8% to $3.689 billion for the full year, and free cash flow, including aggregated merger and restructuring payments, decreased 38.0% to $1.514 billion. The decrease in free cash flow was mainly due to higher net rental capital expenditures (purchases of rental equipment less proceeds from sales of rental equipment), which increased $1.927 billion, partially offset by higher net cash from operating activities.
•Capital management. The company's net leverage ratio was 2.2x at December 31, 2021, as compared to 2.4x at December 31, 2020. In 2021, net debt increased by $61 million, primarily reflecting the use of cash and borrowings under the ABL facility to fund the acquisition of General Finance, offset in part by cash generated from operations and the net impact of issued and redeemed debt.
•Total liquidity was $2.851 billion as of December 31, 2021, including $144 million of cash and cash equivalents.
•Return on invested capital (ROIC)9 increased 140 basis points year-over-year, and 80 basis points sequentially, to 10.3% for the 12 months ended December 31, 2021. The year-over-year and sequential increases in ROIC were primarily due to increased after-tax operating income. ROIC exceeded the company’s current weighted average cost of capital of approximately 8.5%.
Share Repurchase Programs
On January 25, 2022, the company's Board of Directors authorized a new $1 billion share repurchase program which is expected to commence in the first quarter of 2022. The company intends to complete the new share repurchase program in 2022. The new program replaces the prior $500 million program, which was paused in March 2020 due to the COVID-19 pandemic, and under which the company had $243 million of remaining authorization.

_______________
9.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Conference Call
United Rentals will hold a conference call tomorrow, Thursday, January 27, 2022, at 11:00 a.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3618). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 1384534.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and the loss on repurchase/redemption of debt securities. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,288 rental locations in North America, 11 in Europe, 28 in Australia and 18 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 20,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,300 classes of equipment for rent with a total original cost of $15.79 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the cyclical nature of our business, which is highly sensitive to North American construction and industrial activities; if construction or industrial activity decline, our revenues and, because many of our costs are fixed, our profitability may be adversely affected; (2) uncertainty regarding the ongoing impact of existing and emerging variant strains of the coronavirus (COVID-19) on global economic conditions, and regarding the length of time it will take for the COVID-19 pandemic to ultimately subside. Uncertainty remains regarding the effectiveness of vaccines against COVID-19 (including against emerging variant strains), and the time it will take for the pandemic to subside will also be impacted by measures that may in the future be implemented to protect public health; (3) the impact of global economic conditions (including potential trade wars) and public health crises and epidemics, such as COVID-19, on us, our customers and our suppliers, in the United States and the rest of the world; (4) rates we charge and time utilization we achieve being less than anticipated; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects; (7) trends in oil and natural gas could adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (10) the inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital markets, or at all; (11) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (12) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (13) restrictive covenants and amount of borrowings permitted in our debt instruments, which can limit our financial and operational flexibility; (14) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or other financial markets; (15) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities or involve other unexpected costs, may strain our management capabilities or may be difficult to integrate; (16) the incurrence of impairment charges; (17) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (18) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (19) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (20) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics (including COVID-19); (21) costs we incur being more than anticipated and the inability to realize expected savings in the amounts or time frames planned; (22) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties or other factors; (23) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (24) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (26) risks related to climate change and climate change regulation; (27) risks relating to our ability to meet our environmental and social goals, including our greenhouse gas intensity reduction goal; (28) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (29) shortfalls in our insurance coverage; (30) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (31) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (32) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk, and tariffs; (33) the outcome or other potential consequences of regulatory matters and commercial litigation; (34) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations or operations generally; and (35) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2021, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Equipment rentals	$2,312	$1,854	$8,207	$7,140
Sales of rental equipment	324	275	968	858
Sales of new equipment	50	78	203	247
Contractor supplies sales	29	25	109	98
Service and other revenues	61	47	229	187
Total revenues	2,776	2,279	9,716	8,530
Cost of revenues:
Cost of equipment rentals, excluding depreciation	913	737	3,329	2,820
Depreciation of rental equipment	439	385	1,611	1,601
Cost of rental equipment sales	164	173	537	526
Cost of new equipment sales	41	67	169	214
Cost of contractor supplies sales	21	17	78	69
Cost of service and other revenues	37	31	139	117
Total cost of revenues	1,615	1,410	5,863	5,347
Gross profit	1,161	869	3,853	3,183
Selling, general and administrative expenses	322	258	1,199	979
Merger related costs	—	—	3	—
Restructuring charge	1	6	2	17
Non-rental depreciation and amortization	93	95	372	387
Operating income	745	510	2,277	1,800
Interest expense, net	93	125	424	669
Other expense (income), net	8	(2)	7	(8)
Income before provision for income taxes	644	387	1,846	1,139
Provision for income taxes	163	90	460	249
Net income	$481	$297	$1,386	$890
Diluted earnings per share	$6.61	$4.09	$19.04	$12.20

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$144	$202
Accounts receivable, net	1,677	1,315
Inventory	164	125
Prepaid expenses and other assets	166	375
Total current assets	2,151	2,017
Rental equipment, net	10,560	8,705
Property and equipment, net	612	604
Goodwill	5,528	5,168
Other intangible assets, net	615	648
Operating lease right-of-use assets	784	688
Other long-term assets	42	38
Total assets	$20,292	$17,868
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$906	$704
Accounts payable	816	466
Accrued expenses and other liabilities	881	720
Total current liabilities	2,603	1,890
Long-term debt	8,779	8,978
Deferred taxes	2,154	1,768
Operating lease liabilities	621	549
Other long-term liabilities	144	138
Total liabilities	14,301	13,323
Common stock	1	1
Additional paid-in capital	2,567	2,482
Retained earnings	7,551	6,165
Treasury stock	(3,957)	(3,957)
Accumulated other comprehensive loss	(171)	(146)
Total stockholders’ equity	5,991	4,545
Total liabilities and stockholders’ equity	$20,292	$17,868

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Cash Flows From Operating Activities:
Net income	$481	$297	$1,386	$890
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	532	480	1,983	1,988
Amortization of deferred financing costs and original issue discounts	4	3	13	14
Gain on sales of rental equipment	(160)	(102)	(431)	(332)
Gain on sales of non-rental equipment	(4)	(3)	(10)	(8)
Insurance proceeds from damaged equipment	(6)	(6)	(25)	(40)
Stock compensation expense, net	30	24	119	70
Merger related costs	—	—	3	—
Restructuring charge	1	6	2	17
Loss on repurchase/redemption of debt securities	—	24	30	183
Increase (decrease) in deferred taxes	111	(55)	268	(121)
Changes in operating assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	(76)	16	(300)	218
Decrease (increase) in inventory	1	(17)	9	(5)
(Increase) decrease in prepaid expenses and other assets	(58)	(258)	248	(228)
(Decrease) increase in accounts payable	(241)	(78)	307	10
Increase in accrued expenses and other liabilities	53	39	87	2
Net cash provided by operating activities	668	370	3,689	2,658
Cash Flows From Investing Activities:
Purchases of rental equipment	(690)	(176)	(2,998)	(961)
Purchases of non-rental equipment and intangible assets	(58)	(52)	(200)	(197)
Proceeds from sales of rental equipment	324	275	968	858
Proceeds from sales of non-rental equipment	10	11	30	42
Insurance proceeds from damaged equipment	6	6	25	40
Purchases of other companies, net of cash acquired	(1)	—	(1,436)	(2)
Purchases of investments	1	(1)	—	(3)
Net cash (used in) provided by investing activities	(408)	63	(3,611)	(223)
Cash Flows From Financing Activities:
Proceeds from debt	1,334	2,009	8,364	9,260
Payments of debt	(1,768)	(2,416)	(8,462)	(11,245)
Payments of financing costs	—	—	(8)	(23)
Proceeds from the exercise of common stock options	—	—	—	1
Common stock repurchased (1)	(1)	(5)	(34)	(286)
Net cash used in financing activities	(435)	(412)	(140)	(2,293)
Effect of foreign exchange rates	(1)	7	4	8
Net (decrease) increase in cash and cash equivalents	(176)	28	(58)	150
Cash and cash equivalents at beginning of period	320	174	202	52
Cash and cash equivalents at end of period	$144	$202	$144	$202
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$51	$79	$202	$318
Cash paid for interest	29	45	391	483

(1)See above for a discussion of our share repurchase programs. The common stock repurchases include i) shares repurchased pursuant to our share repurchase programs and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended December 31, 2021	13.3%	(1.5)%	10.3%	2.6%	24.7%
Year Ended December 31, 2021	4.0%	(1.5)%	10.4%	2.0%	14.9%

Please refer to our Fourth Quarter 2021 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix. The positive fleet productivity above includes the impact of COVID-19, which resulted in rental volume declines in response to shelter-in-place orders and other market restrictions. The rental volume declines were more pronounced in 2020.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2021	2020	Change	2021	2020	Change
General Rentals
Reportable segment equipment rentals revenue	$1,699	$1,432	18.6%	$6,074	$5,472	11.0%
Reportable segment equipment rentals gross profit	683	544	25.6%	2,269	1,954	16.1%
Reportable segment equipment rentals gross margin	40.2%	38.0%	220 bps	37.4%	35.7%	170 bps
Specialty
Reportable segment equipment rentals revenue	$613	$422	45.3%	$2,133	$1,668	27.9%
Reportable segment equipment rentals gross profit	277	188	47.3%	998	765	30.5%
Reportable segment equipment rentals gross margin	45.2%	44.5%	70 bps	46.8%	45.9%	90 bps
Total United Rentals
Total equipment rentals revenue	$2,312	$1,854	24.7%	$8,207	$7,140	14.9%
Total equipment rentals gross profit	960	732	31.1%	3,267	2,719	20.2%
Total equipment rentals gross margin	41.5%	39.5%	200 bps	39.8%	38.1%	170 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Numerator:
Net income available to common stockholders	$481	$297	$1,386	$890
Denominator:
Denominator for basic earnings per share—weighted-average common shares	72.5	72.3	72.4	72.7
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.4	0.3	0.4	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	72.9	72.6	72.8	72.9
Diluted earnings per share	$6.61	$4.09	$19.04	$12.20

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION
We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Earnings per share - GAAP, as reported	$6.61	$4.09	$19.04	$12.20
After-tax impact of:
Merger related costs (2)	—	—	0.03	—
Merger related intangible asset amortization (3)	0.47	0.52	1.98	2.22
Impact on depreciation related to acquired fleet and property and equipment (4)	0.13	(0.04)	0.16	0.08
Impact of the fair value mark-up of acquired fleet (5)	0.10	0.16	0.38	0.51
Restructuring charge (6)	—	0.06	0.02	0.18
Asset impairment charge (7)	0.08	—	0.14	0.37
Loss on repurchase/redemption of debt securities (8)	—	0.25	0.31	1.88
Earnings per share - adjusted	$7.39	$5.04	$22.06	$17.44
Tax rate applied to above adjustments (1)	25.2%	25.2%	25.3%	25.2%

(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(3)Reflects the amortization of the intangible assets acquired in the major acquisitions.
(4)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $352 million under our restructuring programs.
(7)Reflects write-offs of leasehold improvements and other fixed assets. The 2020 charges primarily reflect the discontinuation of certain equipment programs, and were not related to COVID-19.
(8)Reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income	$481	$297	$1,386	$890
Provision for income taxes	163	90	460	249
Interest expense, net	93	125	424	669
Depreciation of rental equipment	439	385	1,611	1,601
Non-rental depreciation and amortization	93	95	372	387
EBITDA	$1,269	$992	$4,253	$3,796
Merger related costs (1)	—	—	3	—
Restructuring charge (2)	1	6	2	17
Stock compensation expense, net (3)	30	24	119	70
Impact of the fair value mark-up of acquired fleet (4)	9	15	37	49
Adjusted EBITDA	$1,309	$1,037	$4,414	$3,932
Net income margin	17.3%	13.0%	14.3%	10.4%
Adjusted EBITDA margin	47.2%	45.5%	45.4%	46.1%

(1)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $352 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$668	$370	$3,689	$2,658
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(3)	(13)	(14)
Gain on sales of rental equipment	160	102	431	332
Gain on sales of non-rental equipment	4	3	10	8
Insurance proceeds from damaged equipment	6	6	25	40
Merger related costs (1)	—	—	(3)	—
Restructuring charge (2)	(1)	(6)	(2)	(17)
Stock compensation expense, net (3)	(30)	(24)	(119)	(70)
Loss on repurchase/redemption of debt securities (5)	—	(24)	(30)	(183)
Changes in assets and liabilities	386	444	(328)	241
Cash paid for interest	29	45	391	483
Cash paid for income taxes, net	51	79	202	318
EBITDA	$1,269	$992	$4,253	$3,796
Add back:
Merger related costs (1)	—	—	3	—
Restructuring charge (2)	1	6	2	17
Stock compensation expense, net (3)	30	24	119	70
Impact of the fair value mark-up of acquired fleet (4)	9	15	37	49
Adjusted EBITDA	$1,309	$1,037	$4,414	$3,932
(1)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $352 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(5)Reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$668	$370	$3,689	$2,658
Purchases of rental equipment	(690)	(176)	(2,998)	(961)
Purchases of non-rental equipment and intangible assets	(58)	(52)	(200)	(197)
Proceeds from sales of rental equipment	324	275	968	858
Proceeds from sales of non-rental equipment	10	11	30	42
Insurance proceeds from damaged equipment	6	6	25	40
Free cash flow (1)	$260	$434	$1,514	$2,440

(1)Free cash flow included aggregate merger and restructuring related payments of $2 million and $5 million for the three months ended December 31, 2021 and 2020, respectively, and $13 million and $14 million for the years ended December 31, 2021 and 2020, respectively.

The table below provides a reconciliation between 2022 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$3,500-$3,900
Purchases of rental equipment	$(2,900)-$(3,100)
Proceeds from sales of rental equipment	$1,000-$1,100
Purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(100)-$(200)
Free cash flow (excluding the impact of merger and restructuring related payments)	$1,500- $1,700